Explanation of Responses:
(1)
The securities of the Issuer set forth herein are held by certain funds (the "Funds") managed or advised by Third Point LLC (“Third Point”).  Daniel S. Loeb is the Chief Executive Officer of Third Point. By reason of the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, Third Point and Mr. Loeb may be deemed to be the beneficial owners of the securities beneficially owned by the Funds. Third Point and Mr. Loeb hereby disclaim beneficial ownership of all such securities, except to the extent of any indirect pecuniary interest therein.

(2)
Each share of the Issuer’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) is entitled to one vote per share and each share of the Issuer’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”) is entitled to 20 votes per share and is convertible at any time on a 1:1 basis into one share of Class A Common Stock. The Class B Common Stock will automatically convert into Class A Common Stock upon certain transfers and upon the earlier of (i) the date specified by a vote of the holders of 66 2/3% of the Class B Common Stock, (ii) the date that is seven years after the date of the Prospectus, (iii) the death, resignation or removal of the President and Chief Executive Officer of the Issuer, Tomer Weingarten, and (iv) the date on which the number of shares of Class B Common Stock held by Mr. Weingarten and his affiliated entities is less than 25% of the number of shares of Class B Common Stock held by them on the date of the Prospectus, in each case as more fully described in the Issuer’s Prospectus, dated June 29, 2021, as filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 30, 2021 (the “Prospectus”).  The shares of Class A Common Stock and Class B Common Stock have no expiration date.

(3)
The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $35.29 to $35.98, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote 3 to this Form 4.

(4)
The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $34.50 to $35.14, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote 4 to this Form 4.

(5)
The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $34.05 to $34.89, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote 5 to this Form 4.